                                                                     Exhibit 4.1

                               SIXTH AMENDMENT TO
                         POST-PETITION CREDIT AGREEMENT
                            AND CONSENT OF GUARANTORS

                  This SIXTH AMENDMENT TO POST-PETITION CREDIT AGREEMENT AND
CONSENT OF GUARANTORS (this "Amendment") is dated as of August 1, 2003 and entered into by and among KAISER ALUMINUM CORPORATION, a Delaware corporation, as debtor and debtor-in-possession (the "Parent Guarantor"), KAISER ALUMINUM &
CHEMICAL CORPORATION, a Delaware corporation, as debtor and debtor-in-possession
(the "Company"), the banks and other financial institutions signatory hereto that are parties as Lenders to the Credit Agreement referred to below (the
"Lenders"), BANK OF AMERICA, N.A., as administrative agent and collateral agent
(in such capacity, the "Agent") for the Lenders, GENERAL ELECTRIC CAPITAL
CORPORATION ("GE Capital") as Documentation Agent, THE CIT GROUP/BUSINESS
CREDIT, INC. ("CIT"), as Co-Syndication Agent, and WELLS FARGO FOOTHILL, INC.
(fka Foothill Capital Corporation) ("Foothill"), as Co-Syndication Agent (GE
Capital, CIT and Foothill, collectively, the "Co-Agents").

                                    RECITALS

         WHEREAS, the Parent Guarantor, the Company, the Lenders, and the Agent
have entered into that certain Post-Petition Credit Agreement dated as of
February 12, 2002, as amended by that certain First Amendment to Post-Petition
Credit Agreement and Post-Petition Pledge and Security Agreement and Consent of
Guarantors dated as of March 21, 2002, that certain Second Amendment to
Post-Petition Credit Agreement and Consent of Guarantors dated as of March 21,
2002, that certain Third Amendment to Post-Petition Credit Agreement, Second
Amendment to Post-Petition Pledge and Security Agreement and Consent of
Guarantors dated as of December 19, 2002, that certain Fourth Amendment to
Post-Petition Credit Agreement and Consent of Guarantors dated as of March 17,
2003 and that certain Consent and Fifth Amendment to Post-Petition Credit
Agreement and Consent of Guarantors dated as of June 6, 2003, and as further modified by that certain Waiver and Consent with Respect to Post-Petition Credit
Agreement dated as of October 9, 2002, that certain Second Waiver and Consent
With Respect to Post-Petition Credit Agreement dated as of January 13, 2003 and limited waivers dated March 24, 2003 and May 5, 2003 (as so amended and modified, the "Credit Agreement"; capitalized terms used in this Amendment without definition shall have the meanings given such terms in the Credit
Agreement); and

         WHEREAS, the Company has requested that the Lenders agree to amend certain provisions of the Credit Agreement and the Lenders are willing to agree to such amendments on the terms and conditions set forth herein;

         NOW THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the Parent Guarantor, the Company, the Lenders, and the Agent agree as follows:

                  1. AMENDMENTS TO CREDIT AGREEMENT. Subject to the conditions and upon the terms set forth in this Amendment, the Credit Agreement is hereby amended as follows:

                  1.1 AMENDMENTS TO SECTION 1.1 (DEFINITIONS).

                  (a) The following definition of "Actual VALCO EBITDA Amount"
is added in the proper alphabetical order:

                  "Actual VALCO EBITDA Amount" means, with respect to any fiscal period, (A) VALCO Adjusted Net Earnings from Operations, plus, to the extent deducted in the determination of VALCO Adjusted Net Earnings from Operations for that fiscal period, interest expenses, Federal, state, local and foreign income taxes, depreciation and amortization minus (B) that portion of the amount represented by clause (A) above attributable to (i) the proportionate direct or indirect ownership of
         Persons other than the Company and its Subsidiaries of the voting stock of VALCO or (ii) if the economic burden of any of the components of the
         Actual VALCO EBITDA Amount set forth above is borne or to be borne by minority owners of VALCO (other than the Company and its Subsidiaries)
         in a proportion other than the proportion of their direct or indirect ownership of the voting stock of VALCO, the proportionate share of the economic burden of such amounts borne or to be borne by such minority owners. The Actual VALCO EBITDA Amount for each fiscal period covered by a Compliance Certificate shall be set forth in reasonable detail in such Compliance Certificate.

                  (b) The definition of "Adjusted Net Earnings from Operations"
is deleted in its entirety and replaced with the following:

                  "Adjusted Net Earnings from Operations" means, with respect to any fiscal period of the Company, the Company's consolidated net income after provision for income taxes for such fiscal period, as determined in accordance with GAAP and reported on the consolidated financial statements for such period, excluding the consolidated impact of any and all of the following included in such consolidated net income
         (without duplication): (a) gain or loss in an amount greater than
         $150,000 arising from the sale of any capital assets; (b) gain arising from any write-up in the book value of any asset; (c) earnings of any
         Person, substantially all the assets of which have been acquired in any manner, to the extent realized by such other Person prior to the date of acquisition; (d) earnings of any Person (other than a Subsidiary of the Company) in which the Company or any of its Subsidiaries has an ownership interest to the extent that such earnings exceed the sum of
         (i) the amount received in cash by the Company and its Subsidiaries and
         (ii) $3,000,000; (e) earnings of any Person to which assets of the
         Company or any of its Subsidiaries shall have been sold, transferred or disposed of, or into which the Company or any of its Subsidiaries shall have been merged, or which has been a party with the Company or any of its Subsidiaries to any consolidation or other form of reorganization, prior to the date of such transaction; (f) gain arising from the acquisition of debt or equity securities of the Company or any of its
         Subsidiaries from cancellation or forgiveness of Indebtedness; (g) gain arising from extraordinary items, as determined in accordance with
         GAAP, or from any other non-recurring transaction resulting in gain in an amount greater than $150,000; (h) any gain that arises from the reversal of expenses in respect of power payments to the extent reflected in the Financial Forecast; (i) any non-cash expenses resulting from any writeoff due to the outsourcing of mining activities to the extent reflected in the Financial Forecast; (j) the Mead
         Charges; (k) non-cash LIFO inventory valuation charges in aggregate amounts not to exceed $20,000,000; (l) non-cash charges incurred as a result of any Permitted Asset Disposition of the Kaiser Center Assets
         in aggregate amounts not to exceed $25,000,000; (m) non-cash pension expenses in aggregate amounts not to exceed $48,000,000 in Fiscal Year
         2003 and $68,000,000 in Fiscal Year 2004; (n) commencing with Fiscal
         Year 2003, non-cash special charges relating to pension expenses in aggregate amounts not to exceed $25,000,000 in any Fiscal Year; (o)
         non-cash impairment charges relating to fixed assets or Investments in aggregate amounts not to exceed $300,000,000, except for any such charges which reduce the book value of any Eligible Fixed Asset to an amount less than the OLV In-Place Value of such Eligible Fixed Asset
         (such exception to apply only to the amount by which the book value of such Eligible Fixed Asset is less than such OLV In-Place Value as a result of such charges); (p) non-cash charges related to the write down of the value of Inventory located outside the United States in aggregate amounts not to exceed $50,000,000; and (q) the recording of accruals for the following items, but only to the extent that such accruals are non-cash during the term of this Agreement and arise solely out of pre-petition liabilities: (i) in aggregate amounts not to exceed $80,000,000 in respect of the rejection of the Bonneville Power
         Administration contract, (ii) in aggregate amounts not to exceed
         $250,000,000 in respect of the unfair labor practices claims arising in connection with the United Steelworkers of America strike and subsequent lockout, (iii) in aggregate amounts not to exceed
         $200,000,000 in respect of liabilities to the PBGC relating to Pension
         Plans, (iv) all claims relating to liabilities for asbestos exposure and (v) other pre-petition liabilities in aggregate amounts not to exceed $50,000,000.

                  (c) The definition of "Availability Reserve" is deleted in its entirety and replaced with the following:

                  "Availability Reserve" means a reserve against availability under the Borrowing Base in an amount equal to the lesser of (i)
         $30,000,000 and (ii) ten percent (10%) of the Revolving Commitment
         Amount, but in any event not less than $25,000,000.

                  (d) The definition of "Borrowing Base" is amended to delete clauses (b) and (c) in their entirety and to replace them with the following:

                           (b) (i) the lesser of (A) $175,000,000 and (B) 65% of
         all Eligible Inventory as at such time or (ii) following Agent's receipt of a satisfactory appraisal pursuant to Section 9.1.18, the least of (A) $175,000,000, (B) 65% of all Eligible Inventory as at such time and (C) 85% of the Net Recovery Percentage (as determined by the most recent Inventory appraisal delivered to the Agent pursuant to
         Section 9.1.18) of all Eligible Inventory as at such time; provided that, following Agent's receipt of any appraisal pursuant to Section
         9.1.18, if no Event of Default or Event of Cash Dominion shall have occurred and be continuing and if Revolving Commitment Availability is greater than $175,000,000 for each Business Day during a period of three consecutive months, then thereafter the foregoing clause (ii)
         shall no longer be applicable until Revolving Commitment Availability is less than $175,000,000 for three consecutive Business Days or an
         Event of Default has occurred and is continuing;

                  plus

                           (c) the lesser of (i) $100,000,000, reducing each
         month by $1,190,476 (an amount equal to $100,000,000 amortized over a seven year (84 month) straight-line monthly amortization schedule)
         commencing in October 2003 and (ii) 50% of the OLV In-Place Value of
         Eligible Fixed Assets (such lesser number, the "PPE Subcomponent").
         Subject to the immediately following sentence, the PPE Subcomponent shall be permanently reduced in an amount equal to each PPE
         Subcomponent Reduction and each Valco PPE Reduction as described below;
         provided that the PPE Subcomponent shall at no time be less than zero.
         The combined effect of PPE Subcomponent Reductions and Valco PPE
         Reductions shall not be additive, i.e., (i) the cumulative amount of
         PPE Subcomponent Reductions which would be required as of any date as a result of Asset Dispositions occurring on or prior to such date shall be reduced, but to not less than zero, by the cumulative amount of any
         Valco PPE Reductions occurring on or prior to such date and (ii) if the cumulative amount of Valco PPE Reductions as of any date exceeds the cumulative amount of PPE Subcomponent Reductions as of such date, then no PPE Subcomponent Reduction shall be required in respect of any Asset
         Disposition occurring on or after such date to the extent of any cumulative Valco PPE Reductions;

                  (e) The definition of "Eligible Account" is amended to delete clause (c) in its entirety and to replace it with the following:

                           (c) which represents a sale on a bill-and-hold,
         guaranteed sale, sale and return, sale on approval, consignment, repurchase or return basis, other than in each case (i) a Product Swap,
         (ii) an Account that represents the balance of an Account Debtor's minimum annual purchase commitment to the Company, Kaiser Bellwood or
         KAII provided that the documents relating to such Account provide that title to the Inventory purchased by such Account Debtor and held by the
         Company, Kaiser Bellwood or KAII has passed to the Account Debtor, or
         (iii) an Account which represents a bill-and-hold sale provided that
         (x) the documents relating to such Account are in form and substance satisfactory to the Agent and provide an acknowledgment that title to the Inventory purchased by such Account Debtor and held by the Company,
         Kaiser Bellwood or KAII has passed to the Account Debtor, (y) the Agent has a perfected Lien on the Account of the Company, Kaiser Bellwood or
         KAII, as applicable and (z) the maximum amount of the Accounts that at any time may be included in Eligible Accounts under this clause (iii)
         shall be $10,000,000;

                  (f) The following definition of "Forecast VALCO EBITDA Amount"
is added in the proper alphabetical order:

                  "Forecast VALCO EBITDA Amount" means, with respect to any
         fiscal period, the forecasted amount of EBITDA attributable to the
         Debtors' interests in VALCO as reflected in certain schedules provided by the Company to the Lenders prior to the effectiveness of the Sixth
         Amendment.

                  (g) The following definition of "Net Recovery Percentage" is added in the proper alphabetical order:

                  "Net Recovery Percentage" means the fraction, expressed as a percentage, (a) the numerator of which is the amount estimated to be recoverable in respect of Eligible Inventory at such time on an orderly liquidation value basis as set forth in the most recent satisfactory appraisal of Eligible Inventory received by the Agent, net of operating expenses, liquidation expenses and commissions and (b) the denominator of which is the aggregate original cost of the Eligible Inventory subject to such appraisal.

                  (h) The following definition of "PPE Subcomponent Reduction"
         is added in the proper alphabetical order:

                  "PPE Subcomponent Reduction" means the amount equal to the aggregate of all Net Disposition Proceeds received by the Parent
         Guarantor, the Company or any Subsidiary from any Asset Dispositions effected after the effective date of the Sixth Amendment, except (w)
         Asset Dispositions permitted under Sections 9.2.11(a), (b), (c), (d),
         (f) and (i), (x) sales of Accounts owned by the Company, KAII or Kaiser
         Bellwood (y) Asset Dispositions by ALPART specifically described in clauses (i) and (ii) of the second proviso contained in the last sentence of Section 9.2.11, provided the fair market value of the assets disposed of pursuant to this clause (y) does not exceed
         $2,000,000 in any Fiscal Year and (z) other Asset Dispositions by
         ALPART not permitted pursuant to the foregoing clause (w) or (y), but solely to the extent that the Net Disposition Proceeds are placed in escrow (and remain in such escrow) on terms satisfactory to the Agent;
         provided that in the case of any Asset Disposition by a less than wholly owned Subsidiary, only the proportionate amount of Net
         Disposition Proceeds received in connection therewith which corresponds to the Company's direct or indirect percentage ownership interest in such Subsidiary shall be included in the PPE Subcomponent Reduction.

                  (i) The definition of "Permitted QAL Investment Amount" is deleted in its entirety and replaced with the following:

                  '"Permitted QAL Investment Amount" means an aggregate amount of $102,000,000 for Fiscal Years 2002 through 2004 (whether or not such amount or any such Fiscal Year was reflected in the Financial
         Forecast), which may consist of any combination of cash Investments in, and/or Contingent Liabilities incurred in respect of Indebtedness of,
         QAL by the Company and/or KAAC; provided that all such cash Investments in, or Contingent Liabilities incurred in respect of Indebtedness of,
         QAL shall be made on a ratable basis with those of the other joint venture participants in QAL, based on the amount of such Persons'
         ownership interests in QAL.

                  (j) The following definition of "Sixth Amendment" is added in the proper alphabetical order:

                  "Sixth Amendment" means the Sixth Amendment to Post-Petition
         Credit Agreement and Consent of Guarantors dated as August 1, 2003 by and among the Parent Guarantor, the Company, the Lenders, the Agent and
         the Co-Agents.

                  (k) The definition of "Stated Maturity Date" is deleted in its entirety and replaced with the following:

                  "Stated Maturity Date" means February 13, 2005.

                  (l) The following definition of "VALCO Adjusted Net Earnings from Operations" is added in the proper alphabetical order:

                  "VALCO Adjusted Net Earnings from Operations" means, with
         respect to any fiscal period, the net income of the Company and its
         Subsidiaries attributable to the Debtors' interests in VALCO after provision for income taxes for such fiscal period, as determined in accordance with GAAP, excluding the impact of any and all of the following included in such net income (without duplication): (a) gain or loss arising from the sale of any capital assets; (b) gain arising from any write-up in the book value of any asset; (c) earnings of any
         Person, substantially all the assets of which have been acquired in any manner, to the extent realized by such other Person prior to the date of acquisition; (d) earnings of any Person (other than a Subsidiary of
         VALCO) in which VALCO or any of its Subsidiaries has an ownership interest to the extent that such earnings exceed the amount received in cash by VALCO; (e) earnings of any Person to which assets of VALCO or any of its Subsidiaries shall have been sold, transferred or disposed of, or into which VALCO or any of its Subsidiaries shall have been merged, or which has been a party with VALCO or any of its Subsidiaries to any consolidation or other form of reorganization, prior to the date of such transaction; (f) gain arising from the acquisition of debt or equity securities of VALCO or any of its Subsidiaries from cancellation or forgiveness of Indebtedness; (g) gain arising from extraordinary items, as determined in accordance with GAAP, or from any other non-recurring transaction; (h) any gain that arises from the reversal of expenses in respect of power payments to the extent reflected in the
         Financial Forecast; (i) non-cash LIFO inventory valuation charges in aggregate amounts not to exceed $20,000,000; and (j) non-cash charges related to the writedown of the value of Inventory located outside the
         United States in aggregate amounts not to exceed $50,000,000; provided that, in the case of clauses (h), (i) and (j) above, such amounts shall be excluded only to the extent they relate specifically to the Debtors'
         interests in VALCO and are excluded in any calculation of Adjusted Net
         Earnings from Operations for the purpose of computing EBITDA.

                  (m) The following definition of "VALCO PPE Reduction" is added in the proper alphabetical order:

                  "VALCO PPE Reduction" means the amount, if any, by which the
         PPE Subcomponent shall be reduced on the last day of each Fiscal
         Quarter commencing March 31, 2004 in accordance with the following provisions: (A) if VALCO does not produce primary aluminum during such
         Fiscal Quarter or the Actual VALCO EBITDA Amount for such Fiscal
         Quarter is zero or negative, the VALCO PPE Reduction for such Fiscal
         Quarter shall be $10,000,000; (B) if VALCO produces primary aluminum during such Fiscal Quarter and the Actual VALCO EBITDA Amount for such
         Fiscal Quarter is positive but less than the Forecast VALCO EBITDA
         Amount for such Fiscal Quarter, the VALCO PPE Reduction for such Fiscal
         Quarter shall be the product of $10,000,000 times the quotient obtained by dividing (I) the amount by which the Actual VALCO EBITDA Amount for such Fiscal Quarter is less than the Forecast VALCO EBITDA Amount for such Fiscal Quarter by (II) such Forecast VALCO EBITDA Amount; and (C)
         if VALCO produces primary aluminum during such Fiscal Quarter and the
         Actual VALCO EBITDA Amount for such Fiscal Quarter is equal to or greater than the Forecast VALCO EBITDA Amount for such Fiscal Quarter, there will be no VALCO PPE Reduction for such Fiscal Quarter.

                  1.2 AMENDMENT TO SECTION 2.1.1 (REVOLVING
COMMITMENT). Subsection 2.1.1(b) of the Credit Agreement is amended to delete the reference to "$300,000,000" in clause (x) thereof and to replace it with
"$285,000,000" and to add a new sentence at the end of such Subsection to read as follows: "The amount of each Lender's Revolving Commitment as of the effective date of the Sixth Amendment is as set forth on Schedule A to the Sixth
Amendment."

                  1.3 ADDITION OF SECTION 9.1.18 (INVENTORY APPRAISALS). The
following Section 9.1.18 is added to the Credit Agreement:

                  9.1.18. INVENTORY APPRAISALS. If at any time Revolving
         Commitment Availability is less than $75,000,000, the Agent shall engage an appraisal firm to conduct an appraisal of the orderly liquidation value of the Eligible Inventory of the Company, KAII and
         Kaiser Bellwood, which appraisal shall be from an appraisal firm satisfactory to the Agent and shall be in scope, form and substance satisfactory to the Agent. Thereafter, the Agent shall have the right to require similar appraisals of the orderly liquidation value of such
         Eligible Inventory at least once in every 180 day period and the
         Company shall have the right at any time to request the Agent to cause a similar appraisal to be made, which appraisal shall be determinative for purposes of determining the Borrowing Base so long as such appraisal otherwise meets the requirement of this Section; provided, that (a) if an Event of Default or Event of Cash Dominion shall have occurred and be continuing, the Agent may require more frequent appraisals in its sole discretion, but no more than once a month, (b)
         if no Event of Default or Event of Cash Dominion shall have occurred and be continuing and if the Revolving Commitment Availability is greater than $75,000,000 for each Business Day during a period of three consecutive months, then thereafter such appraisal shall be required no more frequently than once in every twelve month period until Revolving
         Credit Availability is less than $75,000,000 for three consecutive
         Business Days or is less than $65,000,000 on any day, and (c) if no
         Event of Default or Event of Cash Dominion shall have occurred and be continuing and if the Revolving Credit Availability is greater than
         $175,000,000 for each Business Day during a period of three consecutive months, then thereafter no further appraisal shall be required until
         Revolving Credit Availability is less than $175,000,000 for three consecutive Business Days. The Parent Guarantor and the Company jointly and severally agree to pay the reasonable fees and out-of-pocket expenses of such appraiser, which fees and expenses shall be part of the Obligations and secured by the Collateral.

                  1.4 AMENDMENT TO SECTION 9.2.4 (MINIMUM EBITDA). Section 9.2.4
of the Credit Agreement is deleted in its entirety and replaced with the following:

                  (a) The Company and its Subsidiaries, on a consolidated basis, shall have a minimum EBITDA of not less than the following amounts, measured as of the last day of each Fiscal Quarter for the periods specified below:

                  Period                                                             EBITDA
                  ------                                                             ------
                  4 Fiscal Quarters ending 6/30/03                                   $(135,000,000)
                  4 Fiscal Quarters ending 9/30/03                                   $(114,000,000)
                  4 Fiscal Quarters ending 12/31/03                                  $ (92,000,000)
                  4 Fiscal Quarters ending 3/31/04                                   $ (45,000,000)
                  4 Fiscal Quarters ending 6/30/04                                   $   9,000,000
                  4 Fiscal Quarters ending 9/30/04                                   $  54,000,000
                  4 Fiscal Quarters ending 12/31/04                                  $ 101,000,000

                  (b) If at any time during any month for a period of three (3)
         consecutive Business Days (i) the Revolving Credit Outstandings exceed
         $125,000,000 or (ii) Revolving Commitment Availability is less than
         $75,000,000 (each condition in clause (i) and (ii), a "Trigger Event")
         then for that month and each month thereafter in which a Trigger Event occurs, the Company and its Subsidiaries, on a consolidated basis, shall have a minimum EBITDA of not less than the following amounts, measured as of the last day of each month for the period specified below:

                   Period                                                            EBITDA
                   ------                                                            ------
                   12 months ending 06/30/03                                         $(135,000,000)
                   12 months ending 07/31/03                                         $(128,000,000)
                   12 months ending 08/31/03                                         $(121,000,000)
                   12 months ending 09/30/03                                         $(114,000,000)
                   12 months ending 10/31/03                                         $(107,000,000)
                   12 months ending 11/30/03                                         $(100,000,000)
                   12 months ending 12/31/03                                         $ (92,000,000)
                   12 months ending 01/31/04                                         $ (77,000,000)
                   12 months ending 02/29/04                                         $ (61,000,000)
                   12 months ending 03/31/04                                         $ (45,000,000)
                   12 months ending 04/30/04                                         $ (27,000,000)
                   12 months ending 05/31/04                                         $  (9,000,000)
                   12 months ending 06/30/04                                         $   9,000,000
                   12 months ending 07/31/04                                         $  24,000,000
                   12 months ending 08/31/04                                         $  39,000,000
                   12 months ending 09/30/04                                         $  54,000,000
                   12 months ending 10/31/04                                         $  69,000,000
                   12 months ending 11/30/04                                         $  85,000,000
                   12 months ending 12/31/04                                         $ 101,000,000
                   12 months ending 01/31/05                                         $ 101,000,000

                  (c) The minimum EBITDA amount specified in subparagraph (a)
         for the period of 4 Fiscal Quarters ending September 30, 2003 (or the
         12 months then ending in the case of testing under subparagraph (b)
         above) shall be reduced by the amount by which the Actual VALCO EBITDA
         Amount is less than the Forecast VALCO EBITDA Amount for the Fiscal
         Quarter (or 3-month period) ending on such date. Thereafter, the minimum EBITDA amount specified for each subsequent period of 4 Fiscal
         Quarters (or 12 months) shall be reduced by the amount by which the
         Actual VALCO EBITDA Amount is less than the Forecast VALCO EBITDA
         Amount for each Fiscal Quarter (or month) included in such period commencing with the Fiscal Quarter (or 3-month period) ending September
         30, 2003. The amount of any reduction in the minimum EBITDA amount made pursuant to this subparagraph (c) will not exceed $20,000,000 in respect of any Fiscal Quarter (or $6,666,667 for any month) and
         $60,000,000 in the aggregate for all Fiscal Quarters (or all months)
         ending on or prior to December 31, 2004.

                  (d) The minimum EBITDA amount specified in subparagraph (a)
         above for each period of 4 Fiscal Quarters ending on September 30,
         2003, December 31, 2003, March 31, 2004 and June 30, 2004 (or any 12
         month period ending on the last day of any month commencing with
         September 2003 and ending with June 2004 in the case of testing under subparagraph (b) above) shall be reduced by an amount up to $10,000,000 in the aggregate to the extent the average price actually paid by the
         Debtors for natural gas during the Fiscal Quarter (or 3-month period)
         ending on September 30, 2003 and/or the Fiscal Quarter (or 3-month period) ending on December 31, 2003 exceeds the Forecast Price (as defined below). If such average price for the Fiscal Quarter (or
         3-month period) ending on September 30, 2003 is equal to or higher than
         $5.50/mmbtu, then the minimum EBITDA amount for each period of 4 Fiscal
         Quarters ending on September 30, 2003, December 31, 2003, March 31,
         2004 and June 30, 2004 (or any period of 12 months ending on such dates or on the last day of any month included in any such Fiscal Quarter in the case of testing under subparagraph (b) above) shall be reduced by
         $10,000,000. If such average price is between the Forecast Price and
         $5.50/mmbtu, the amount of the reduction will be the product of
         $10,000,000 times a fraction, the numerator of which shall be the amount by which such average price exceeds the Forecast Price and the denominator of which shall be the difference between $5.50/mmbtu and the Forecast Price. No reduction will be made if the average price is equal to or less than the Forecast Price. In the event the average price actually paid by the Debtors for natural gas during the Fiscal
         Quarter (or 3-month period) ending on September 30, 2003 is less than
         $5.50/mmbtu, so that the maximum $10,000,000 reduction in the minimum
         EBITDA amount is not applied in such Fiscal Quarter (or 3-month period), and if the average price so paid by the Debtors during the
         Fiscal Quarter (or 3-month period) ending on December 31, 2003 exceeds the Forecast Price, then the minimum EBITDA amount for each period of 4
         Fiscal Quarters ending on December 31, 2003, March 31, 2004, June 30,
         2004, and September 30, 2004 (or any period of 12 months ending on such dates or on the last day of any month included in any such Fiscal
         Quarter in the case of testing under subparagraph (b) above) shall be further reduced in accordance with the methodology described above by an amount up to the difference between $10,000,000 and the amount previously so applied. When used herein, the term "Forecast Price"
         means $3.50/mmbtu, which is the assumed price for natural gas.

                  1.5 AMENDMENT TO SECTION 9.2.7 (CAPITAL EXPENDITURES). Section
9.2.7 of the Credit Agreement is amended to (i) add to the chart Fiscal Year
2004, and a Base Amount of $75,000,000 for such Fiscal Year, (ii) delete the first sentence under the chart and replace it with the following:
"Notwithstanding the foregoing, not more than $49,000,000 in the aggregate of
Capital Expenditures in respect of ALPART during Fiscal Years 2002 through 2004 may be financed, directly or funded indirectly, by the Obligors; provided that the foregoing shall not be deemed to limit clause (ii) of Section 9.2.20.", and
(iii) add a new sentence at the end of the Section as follows: "The 'Carryover
Amount' applicable to Fiscal Year 2004 is equal to (i) the Base Amount applicable to 2003 Fiscal Year minus (ii) the aggregate amount of Adjusted
Capital Expenditures which were actually made by the Company and its
Subsidiaries during the 2003 Fiscal Year; provided, however, that the Carryover
Amount shall not exceed $10,000,000."

                  1.6 AMENDMENT TO SECTION 12.1 (WAIVERS, AMENDMENTS). Section
12.1 of the Credit Agreement is amended to delete the word "or" at the end of clause (v), replace the period at the end of clause (vi) with "; or", and to add the following clause (vii):

                  (vii) modify clause (c) of the definition of "Borrowing Base"
in such a manner as to eliminate or reduce the amount of any required reduction in the PPE Subcomponent with respect to any particular Asset Disposition shall be effective without the consent of the Lenders holding at least 86% of the then aggregate outstanding principal amount of the Revolving Credit Outstandings or, if no such principal amount is then outstanding, Lenders having at least 86% of the Revolving Commitments.

                  1.7 AMENDMENT TO SECTION 12.3 (PAYMENT OF COSTS AND EXPENSES).
The last paragraph of Section 12.3 of the Credit Agreement is amended to add at the end of such Section "or an appraisal is required by or requested pursuant to
Section 9.1.18".

                  2. REPRESENTATIONS AND WARRANTIES OF PARENT GUARANTOR AND THE
COMPANY. Each of the Parent Guarantor and the Company represents and warrants to each Lender and the Agent that the following statements are true, correct and complete:

                  2.1 POWER AND AUTHORITY. Each of the Parent Guarantor, the
Company and each other Obligor has all corporate or other organizational power and authority to enter into this Amendment and, as applicable, the Consent of
Guarantors attached hereto (the "Consent"), and to carry out the transactions contemplated by, and to perform its obligations under or in respect of, the
Credit Agreement, as amended hereby.

                  2.2 DUE AUTHORIZATION, NON-CONTRAVENTION. The execution,
delivery and performance by the applicable Obligor of this Amendment and the
Consent and the performance of the obligations of each Obligor under or in respect of the Credit Agreement as amended hereby have been duly authorized by all necessary corporate or other organizational action, and do not (a)
contravene such Obligor's Organic Documents, (b) contravene any contractual restriction entered into after the Petition Date where such a contravention has a reasonable possibility of having a Materially Adverse Effect, or contravene any law or governmental regulation or court order binding on or affecting such
Obligor, or (c) result in, or require the creation or imposition of, any Lien on any of such Obligor's properties.

                  2.3 EXECUTION, DELIVERY AND ENFORCEABILITY. This Amendment and
the Consent have been duly executed and delivered by each Obligor which is a party thereto and constitute the legal, valid and binding obligations of such
Obligor, enforceable in accordance with their terms.

                  2.4 NO DEFAULT OR EVENT OF DEFAULT. After giving effect to this Amendment, no event has occurred and is continuing or will result from the execution and delivery of this Amendment or the Consent that would constitute a
Default or an Event of Default.

                  2.5 REPRESENTATIONS AND WARRANTIES, ETC. All of the conditions set forth in Section 7.4 of the Credit Agreement, giving effect to this
Amendment, have been met on and as of the date hereof and as of the effective date of this Amendment.

                  3. CONDITIONS TO EFFECTIVENESS OF THIS AMENDMENT. This
Amendment shall be effective only if and when (a) this Amendment has been signed by, and when counterparts hereof shall have been delivered to the Agent (by hand delivery, mail or telecopy) by, the Parent Guarantor, the Company and all
Lenders, and counterparts of the Consent have been delivered to the Agent by the
Parent Guarantor and each Subsidiary Guarantor; (b) this Amendment shall have been approved by the Bankruptcy Court in the Chapter 11 Cases, pursuant to an order in form and substance satisfactory to the Agent and its counsel and on notice satisfactory to them, and the Agent shall have received a copy of that order entered by the Bankruptcy Court; (c) the Company has paid to the Agent, for the ratable benefit of the Lenders, an amendment fee equal to .008 times the
Revolving Commitment Amount (after giving effect to this Amendment); and (d) the
Company has paid to the Agent all fees and expenses due to the Agent under the
Loan Documents.

                  4. EFFECT OF AMENDMENT; RATIFICATION. This Amendment is a Loan
Document. From and after the date on which this Amendment becomes effective, all references in the Loan Documents to the Credit Agreement shall mean the Credit
Agreement as amended hereby. Except as expressly amended hereby, the Credit
Agreement and the other Loan Documents, including the Liens and superpriority claims granted thereunder, shall remain in full force and effect, and all terms and provisions thereof are hereby ratified and confirmed. Each of the Parent
Guarantor and the Company confirms that as amended hereby, each of the Loan
Documents is in full force and effect.

                  5. APPLICABLE LAW. THE VALIDITY, INTERPRETATIONS AND
ENFORCEMENT OF THIS AMENDMENT AND ANY DISPUTE ARISING OUT OF OR IN CONNECTION
WITH THIS AMENDMENT, WHETHER SOUNDING IN CONTRACT, TORT, EQUITY OR OTHERWISE,
SHALL BE GOVERNED BY THE INTERNAL LAWS AND DECISIONS OF THE STATE OF NEW YORK;
PROVIDED THAT THE AGENT AND THE LENDERS SHALL RETAIN ALL RIGHTS ARISING UNDER
FEDERAL LAW.

                  6. COMPLETE AGREEMENT. This Amendment sets forth the complete agreement of the parties in respect of any amendment to any of the provisions of any Loan Document. The execution, delivery and effectiveness of this Amendment do not constitute a waiver of any Default or Event of Default, amend or modify any provision of any Loan Document except as expressly set forth herein or constitute a course of dealing or any other basis for altering the Obligations of any Obligor.

                  7. CAPTIONS; COUNTERPARTS. The catchlines and captions herein are intended solely for convenience of reference and shall not be used to interpret or construe the provisions hereof. This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts (including by telecopy), all of which taken together shall constitute but one and the same instrument.

                  IN WITNESS WHEREOF, each of the undersigned has duly executed this Sixth Amendment to Post-Petition Credit Agreement and Consent of Guarantors
as of the date set forth above.

"PARENT GUARANTOR"                       KAISER ALUMINUM CORPORATION

                                         By:  /s/ David A. Cheadle
                                         Name:    David A. Cheadle
                                         Title:   Assistant Treasurer

"THE COMPANY"                            KAISER ALUMINUM & CHEMICAL
                                         CORPORATION

                                         By:  /s/ David A. Cheadle
                                         Name:    David A. Cheadle
                                         Title:   Assistant Treasurer

                                         BANK OF AMERICA, N.A.,
                                         as the Agent and a Lender

                                         By:  /s/ Robert M. Dalton
                                         Name:    Robert M. Dalton
                                         Title:   Vice President

                                         GENERAL ELECTRIC CAPITAL
                                         CORPORATION, as a Lender

                                         By:  /s/ John L. Dale
                                         Name:    John L. Dale
                                         Title:   Duly Authorized Signatory

                                         WELLS FARGO FOOTHILL, INC.
                                         (fka Foothill Capital Corporation)
                                         as a Lender

                                         By:   /s/ Eunnie Kim
                                         Name:     Eunnie Kim
                                         Title:    Asst. Vice President

                                         THE CIT GROUP/BUSINESS CREDIT, INC.,
                                         as a Lender

                                         By:   /s/ Grant Weiss
                                         Name:     Grant Weiss
                                         Title:    Vice President

                                         MERRILL LYNCH BUSINESS FINANCIAL
                                         SERVICES INC., as a Lender

                                         By:   /s/ M. Kovatchis
                                         Name:     M. Kovatchis
                                         Title:

                                         PNC BANK, NATIONAL ASSOCIATION,
                                         as a Lender

                                         By:   /s/ Sandra Sha Kenyon
                                         Name:     Sandra Sha Kenyon
                                         Title:

                                         GMAC COMMERCIAL FINANCE, LLC,
                                         as successor by merger to GMAC Business
                                         Credit, LLC

                                         By:   /s/ Thomas Brent
                                         Name:     Thomas Brent
                                         Title:    Vice President

                              CONSENT OF GUARANTORS

Each of the undersigned is a Guarantor of the Obligations of the Company under the Credit Agreement and each other Loan Document and hereby (a) consents to the foregoing Amendment, (b) acknowledges that notwithstanding the execution and delivery of the foregoing Amendment, the obligations of each of the undersigned
Guarantors are not impaired or affected and the Parent Guaranty and the
Subsidiary Guaranties continue in full force and effect, and (c) ratifies the
Parent Guaranty or the Subsidiary Guaranty or Guaranties to which it is a party, as applicable, and each of the Loan Documents to which it is a party and further ratifies the Security Interests (if any) and superpriority claims granted by it to the Agent for its benefit and the benefit of the Secured Parties.

                  IN WITNESS WHEREOF, each of the undersigned has executed and delivered this CONSENT OF GUARANTORS as of the date first set forth above.

                            AKRON HOLDING CORPORATION
                            ALPART JAMAICA INC.
                            KAISER ALUMINA AUSTRALIA CORPORATION
                            KAISER BELLWOOD CORPORATION
                            KAISER ALUMINUM & CHEMICAL
                               INVESTMENT,  INC.
                            KAISER ALUMINUM INTERNATIONAL, INC.
                            KAISER ALUMINUM PROPERTIES, INC.
                            KAISER ALUMINUM TECHNICAL
                               SERVICES, INC.
                            KAISER FINANCE CORPORATION
                            KAISER JAMAICA CORPORATION
                            KAISER MICROMILL HOLDINGS, LLC
                            KAISER SIERRA MICROMILLS, LLC
                            KAISER TEXAS SIERRA MICROMILLS, LLC
                            KAISER TEXAS MICROMILL HOLDINGS, LLC
                            OXNARD FORGE DIE COMPANY, INC.
                            KAISER ALUMINUM CORPORATION
                            ALWIS LEASING LLC
                            KAISER BAUXITE COMPANY
                            KAISER CENTER, INC.
                            KAISER CENTER PROPERTIES
                            KAE TRADING, INC.
                            KAISER EXPORT COMPANY

                            By:  /s/ David A. Cheadle
                            Name:    David A. Cheadle
                            Title:   Assistant Treasurer

                                   SCHEDULE A
                                       to
                SIXTH AMENDMENT TO POST-PETITION CREDIT AGREEMENT
                            AND CONSENT OF GUARANTORS

                      NAME                           REVOLVING COMMITMENT             PERCENTAGE
------------------------------------------------- --------------------------- ---------------------------
Bank Of America, N.A.                                 $ 55,000,000                    19.298%
General Electric Capital Corporation                    55,000,000                    19.298%
The Cit Group/Business Credit, Inc.,                    40,000,000                    14.035%
Wells Fargo Foothill, Inc.                              45,000,000                    15.789%
(fka Foothill Capital Corporation)
Merrill Lynch Business Financial Services Inc           35,000,000                    12.281%
GMAC Commercial Finance LLC                             30,000,000                    10.526%
PNC Bank, National Association                          25,000,000                     8.772%

TOTAL                                                 $285,00,000                        100%